EXHIBIT 99.1     Letter agreement between MobileSmith, Inc. and Randy Tomlin dated January 29, 2021.

Date: January 29, 2021

Dear Mr. Tomlin,

This appointment letter (the "Letter Agreement") shall record all the agreements and understandings between MobileSmith Inc., a Delaware Corporation (the "Company") and Mr. Tomlin (the “Advisor” or “You”), in connection with your transition from Director (board member), effective February 1, 2021, to appointment as an Advisor of the Company in a non-executive capacity, and for the other purposes listed hereunder.

The terms of your engagement with the Company will be as follows:

1. Services. You will serve as an Advisor to the Company as requested by the Company, potentially including (i) corporate strategy, and marketing and business development; (ii) and use your contacts to connect the Company with high level customers, strategic partners and/or Potential Acquirers.

2. Scope. Company's expectation is that you will be available to respond to Board and CEO requests, and to provide input that may be valuable to the company’s future success as you come upon it.

3. Term. The effective term of this agreement is February 1, 2021 through December 31, 2021.

4. Compensation. There is no additional compensation for this position. Previously issued Directors options pursuant to the MobileSmith Inc. 2016 Equity Compensation Plan remain in effect, subject to the terms of your stock option agreement.

5. Each party shall bear its own costs and expenses associated with its responsibilities hereunder. Notwithstanding the above, the Company shall bear any reasonable expenses actually incurred by You in connection with the performance of the Advisory Services, provided that such expenses are approved in advance by Company’s CEO in writing and against validly issued receipts.

6. You hereby agree and undertake to comply with and observe the terms of the non-disclosure undertaking agreed to in your prior agreement(s).

7. You hereby agree to refrain from working with an entity that is a competitor to MobileSmith while under the terms of this agreement without prior approval from MobileSmith’s CEO.

8. Advisor shall not incur or purport to incur any liability or commitment on behalf of the Company or make or give any promises, representations, warranties or guarantees with respect to the Company or the Company's products, except as such are expressly directed by Company in writing.

9. The Advisor acknowledges that the Company has the exclusive right, interest, and title in and to the Company's products and other proprietary information, and shall not, by virtue of this Letter Agreement or otherwise, acquire any proprietary rights whatsoever in or to the products and/or any of the Company's intellectual property rights nor make any representation to having any interest in or to the Company's products and/or any of the Company's intellectual property rights.

10. The Advisor rights and obligations hereunder are personal and may not be assigned or delegated to any consultants, representatives, agents, or any other person. The relationship between you and the Company is not of an employer-employee nature, and you are, and shall be, an independent Advisor.

11. Termination Rights. This agreement is terminable by mutual agreement or by termination for cause. As used herein, “Cause” shall mean any one or more of the following that continues uncured for thirty (30) days following receipt of written notice to Advisor setting forth in detail the circumstances constituting Cause: (i) failure or refusal to follow the reasonable written direction of the Board (other than by reason of Disability); (ii) the Advisor’s commission of any crime, the underlying conduct of which is job related such that it is consistent with business necessity to terminate Advisor’s employment; (iii) the Advisor’s willful material false statement regarding the Company’s business to the Board, shareholders of the Company, any lender or insurer, or a regulatory authority; (iv) the Advisor’s breach of this Agreement in any material respect (other than by reason of Disability); or (v) other intentional conduct that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company. No amendment to this Letter Agreement shall be effective unless it is in writing and signed by the CEO of the Company.

12. If you agree to the terms and provisions set forth above, please sign at the designated space below and return one copy of this Letter Agreement to the undersigned.

 Sincerely yours,
/s/ Jerry Lepore
Jerry Lepore
CEO: MobileSmith Inc.
January 29, 2021

Acknowledged and agreed:

/s/ Randy Tomlin
Randy Tomlin
January 28, 2021